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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Dish Network Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2008
Dear Shareholder:
It is a pleasure for me to extend to you an invitation to attend the 2008 Annual Meeting of Shareholders of DISH Network Corporation. The Annual Meeting will be held on June 5, 2008, at 12:00 noon, local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.
The enclosed Notice of 2008 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted on at the Annual Meeting. During the Annual Meeting, we also will review DISH Network’s operations and other items of general interest regarding the corporation.
We hope that all shareholders will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy card in the enclosed return envelope.
On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network. I look forward to seeing you at the Annual Meeting.
Charles W. Ergen
Chairman, President and Chief Executive Officer
9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1699

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
To The Shareholders Of Dish Network Corporation:
The Annual Meeting of Shareholders of DISH Network Corporation will be held on June 5, 2008, at 12:00 noon, local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, to consider and vote upon:
1.	The election of eight directors to our Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	A shareholder proposal to amend our equal opportunity policy; and

4.	Any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:
•	Vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card; or

•	Vote by mail, by promptly completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.
Only shareholders of record at the close of business on April 18, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting. We anticipate first mailing our proxy statement and proxy card on or about April 25, 2008.
By Order of the Board of Directors
R. STANTON DODGE
Executive Vice President, General Counsel and Secretary
April 25, 2008
9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1699

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 — SHAREHOLDER PROPOSAL TO AMEND DISH NETWORK’S EQUAL OPPORTUNITY POLICY
WHERE TO GET ADDITIONAL INFORMATION
COST OF PROXY STATEMENT
SHAREHOLDER COMMUNICATIONS
OTHER BUSINESS

PROXY STATEMENT
OF
DISH NETWORK CORPORATION
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our” or the “Corporation”). The Annual Meeting will be held on June 5, 2008, at 12:00 noon, local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.
This Proxy Statement is being sent or provided on or about April 25, 2008, to holders of record at the close of business on April 18, 2008 of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).
Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”). It may be revoked by written notice given to our Secretary at our headquarters at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card. To vote using the telephone or electronically through the Internet, please refer to the instructions on the accompanying proxy card. Votes submitted by mail, telephone or electronically through the Internet must be received by 11:59 p.m., Eastern Time, on June 4, 2008. Submitting your vote by mail, telephone or electronically through the Internet will not affect your right to vote in person, if you choose to do so. Proxies that are properly delivered to us before the closing of the polls during the Annual Meeting and not revoked will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth on the proxy card. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of directors, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and a shareholder proposal to amend our equal opportunity policy. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter in accordance with their best judgment. Your presence at the Annual Meeting does not of itself revoke your proxy.
Attendance at the Meeting
All of our shareholders of record at the close of business on April 18, 2008, or their duly appointed proxies, may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 11:30 a.m., local time, and the Annual Meeting will begin at 12:00 noon, local time. Each shareholder may be asked to present an admission ticket, which is attached to the accompanying proxy card, together with a valid government issued photo identification confirming their identity as a shareholder of record, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.
If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the record date, April 18, 2008. All shareholders must check in at the registration desk at the Annual Meeting.
Securities Entitled to Vote
Only shareholders of record at the close of business on April 18, 2008 are entitled to notice of the Annual Meeting. Such shareholders may vote shares held by them at the close of business on April 18, 2008 at the Annual Meeting. At the close of business on April 18, 2008, 210,808,190 Class A Shares and 238,435,208 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required
In accordance with our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.
The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The eight nominees receiving the highest number of votes cast “for” will be elected.
The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the proposal to amend our equal opportunity policy.
The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the proposal to amend our equal opportunity policy. Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the proposal to amend our equal opportunity policy. However, abstentions will not be counted as “against” or “for” the election of directors. Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm or the proposal to amend our equal opportunity policy.
Through his direct or indirect ownership of Class A Shares and Class B Shares, Charles W. Ergen, our Chairman, President and Chief Executive Officer, possesses approximately 80% of our total voting power. Mr. Ergen has indicated his intention to vote: (1) for the election of each of the nominee directors, (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and (3) against the proposal to amend our equal opportunity policy. Accordingly, the election of each of the director nominees, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the rejection of the proposal to amend our equal opportunity policy are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.
Householding
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report and Proxy Statement to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This householding procedure will reduce our printing costs and postage fees.
We will deliver promptly upon written or oral request a separate copy of our Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Please notify our transfer agent at the address provided below to receive a separate copy of our Annual Report or Proxy Statement.
If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, at 350 Indiana Street, Suite 800, Golden, Colorado  80401, telephone number 303-262-0600.
Our Mailing Address
Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Nominees
Our shareholders will elect a board of eight directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director. This means that the eight nominees who receive the most votes will be elected to the eight open directorships even if they get less than a majority of the votes cast. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve the entire term if elected. If at the time of the meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating Committee or (ii) the Board of Directors may, in accordance with the Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. The Nominating Committee knows of no reason why any of the nominees will be unable to serve.
The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company
James DeFranco	55	1980	Director and Executive Vice President
Cantey Ergen	53	2001	Director and Employee
Charles W. Ergen	55	1980	Chairman of the Board of Directors, President and Chief Executive Officer
Steven R. Goodbarn	50	2002	Director
Gary S. Howard	57	2005	Director
David K. Moskowitz	50	1998	Director and Senior Advisor
Tom A. Ortolf	57	2005	Director
Carl E. Vogel	50	2005	Director and Vice Chairman
The following sets forth the business experience of each of the nominees over the last five years:
James DeFranco. Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board since our formation. During the past five years he has held various executive officer and director positions with our subsidiaries. Mr. DeFranco co-founded DISH Network with Charles W. Ergen and his wife Cantey Ergen in 1980.
Cantey Ergen. Mrs. Ergen has served on the Board since May 2001 and has had a variety of operational responsibilities with us over the past 28 years. Mrs. Ergen has served on the board of trustees of The Children’s Hospital of Denver since 2001 and served on the board of trustees of The Children’s Hospital Foundation of Denver during 2000. Mrs. Ergen co-founded DISH Network with her husband Charles W. Ergen and James DeFranco in 1980.
Charles W. Ergen. Mr. Ergen has been our Chairman of the Board and Chief Executive Officer since our formation and has been our President since February 4, 2008. During the past five years, he has also held various executive officer and director positions with our subsidiaries. Mr. Ergen co-founded DISH Network with his wife Cantey Ergen and James DeFranco in 1980. Since October 2007, Mr. Ergen has also served as the Chairman and Chief Executive Officer of EchoStar Corporation (“EchoStar”). On January 1, 2008, we completed the spin-off of EchoStar, which was previously our subsidiary.
Steven R. Goodbarn. Mr. Goodbarn joined the Board in December 2002 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” Since July 2002, Mr. Goodbarn has served as director, chief executive officer and president of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn was chief financial officer of Janus Capital Corporation from 1992 until late 2000. During that time, he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities. Until September 2003, Mr. Goodbarn also served as a director of Nighthawk Systems. Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus. The Board has determined that Mr. Goodbarn meets the independence requirements of NASDAQ and SEC rules and regulations. Since October 2007, Mr. Goodbarn has also served as a member of the board of directors of EchoStar Corporation, and is currently a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee.

Gary S. Howard. Mr. Howard joined the Board in November 2005 and is a member of our Executive Compensation Committee, Nominating Committee and Audit Committee. Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation’s Board of Directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. The Board has determined that Mr. Howard meets the independence requirements of NASDAQ and SEC rules and regulations.
David K. Moskowitz. Mr. Moskowitz is one of our Senior Advisors and was an Executive Vice President as well as our Secretary and General Counsel until 2007. Mr. Moskowitz joined us in March 1990. He was elected to the Board in 1998. Mr. Moskowitz performs certain business functions for us and our subsidiaries from time to time. Since October 2007, Mr. Moskowitz has also served as a member of the board of directors of EchoStar.
Tom A. Ortolf. Mr. Ortolf joined the Board in May 2005 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of Colorado Meadowlark Corp., a privately held investment management firm, for more than ten years. From 1988 until 1991, Mr. Ortolf served as our President and Chief Operating Officer. The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations. Since October 2007, Mr. Ortolf has also served as a member of the board of directors of EchoStar, and is a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee.
Carl E. Vogel. Mr. Vogel has served on the Board since May 2005 and became a full-time employee in June 2005. Mr. Vogel is currently our Vice Chairman and served as our President and Vice Chairman from September 2006 until February 2008. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media Corporation. Mr. Vogel was one of our executive officers from 1994 until 1997, including serving as our President from 1995 until 1997. Mr. Vogel is also currently serving on the Board of Directors and Audit Committee of Shaw Communications, Inc. Since October 2007, Mr. Vogel has also served as the Vice Chairman of the board of directors and as an advisor to EchoStar.
Charles W. Ergen, our Chairman, President and Chief Executive Officer, possesses approximately 80% of our total voting power. Accordingly, if Mr. Ergen votes in favor of Proposal No. 1, approval of Proposal No. 1 is assured even if it receives a negative vote from all shareholders other than Mr. Ergen. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1.
The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No. 1 on the enclosed proxy card).
Board of Directors and Committees and Selection Process
Our Board held thirteen meetings in 2007 and also took action by unanimous written consent on two occasions during 2007. Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director, and (ii) the total number of meetings held by all committees of the Board on which he served. In addition, our non-employee directors held four executive sessions in 2007.
Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board.
We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman, President and Chief Executive Officer. Please see “Equity Security Ownership” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a Compensation Committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating

Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors. The charters for our Compensation, Audit, and Nominating Committees are available free of charge on our website at http://www.dishnetwork.com. The function and authority of these committees are described below:
Compensation Committee. The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman, President and Chief Executive Officer. The Compensation Committee held eleven meetings and took action by unanimous written consent on three occasions during 2007. The current members of the Compensation Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Goodbarn serving as Chairman of the Committee. C. Michael Schroeder, who resigned from the Board in connection with the spin-off of EchoStar from DISH Network effective January 1, 2008, was also a member of the Compensation Committee during 2007. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The current composition of the Compensation Committee is expected to remain the same following our Annual Meeting.
Audit Committee. Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee operates under an Audit Committee Charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.
The Audit Committee held sixteen meetings and took action by unanimous written consent on four occasions during 2007. The current members of the Audit Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee. Mr. Schroeder also served as a member of the Audit Committee during 2007 before his resignation from the Board in connection with the spin-off of EchoStar from DISH Network effective January 1, 2008. Each of these individuals meets the independence requirements of NASDAQ and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations. The current composition of the Audit Committee is expected to remain the same following our Annual Meeting, with Mr. Goodbarn continuing as the “audit committee financial expert.”
Nominating Committee. The Nominating Committee operates under a Nominating Committee Charter adopted by the Board. The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board. The Nominating Committee held two meetings during 2007. The current members of the Nominating Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Howard serving as Chairman of the Committee. Mr. Schroeder also served as a member of the Nominating Committee during 2007 and was Chairman of the Committee until his resignation from the Board in connection with the spin-off of EchoStar from DISH Network effective upon January 1, 2008. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and applicable SEC rules and regulations. The current composition of the Nominating Committee is expected to remain the same following our Annual Meeting.
The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate. No search firms or other advisors were retained to identify nominees during the past fiscal year. The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors. Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.   A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations. Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.
Other Information About Our Board of Directors
Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. All of our directors were in attendance at our 2007 Annual Meeting. We also expect that all of our directors will attend our 2008 Annual Meeting.
Equity Security Ownership
The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on April 18, 2008 by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2007 (collectively, the “Named Executive Officers”); and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

	Amount and
	Nature of
	Beneficial	Percentage
Name (1)	Ownership	of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	209,374,963	49.9%
Cantey Ergen (4)	208,554,963	49.8%
David K. Moskowitz (5)	27,035,668	11.4%
Fairholme Capital Management, L.L.C. (6)	21,905,422	10.4%
Barclays Global Investors, NA (7)	17,290,464	8.2%
Dodge & Cox (8)	13,254,647	6.3%
James DeFranco (9)	6,257,583	3.0%
Michael Kelly (10)	1,105,139	*
Carl E. Vogel (11)	320,542	*
David J. Rayner (12)	225,382	*
Tom A. Ortolf (13)	121,200	*
Bernard L. Han (14)	70,124	*
Steven R. Goodbarn (15)	70,000	*
Gary S. Howard (16)	60,100	*
All Directors and Executive Officers as a Group (15 persons) (17)	244,760,373	57.9%
Class B Common Stock:
Charles W. Ergen	208,059,154	87.3%
Cantey Ergen	208,059,154	87.3%
Trusts (18)	26,130,903	11.0%
All Directors and Executive Officers as a Group (15 persons) (17)	234,190,057	98.3%

*	Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112. As of the close of business on April 18, 2008, there were 210,808,190 outstanding shares of Class A Common Stock and 238,435,208 shares of Class B Common Stock.

(2)	Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Mrs. Ergen. Mr. Ergen’s beneficial ownership includes: (i) 448,652 Class A Shares; (ii) 18,648 Class A Shares held in DISH Network’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) the right to acquire 820,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 235 Class A Shares held by Mrs. Ergen; (v) 1,099 Class A Shares held in the 401(k) Plan held by Mrs. Ergen; (vi) 27,175 Class A Shares held as custodian for his children; and (vii) 208,059,154 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes (A) 26,130,903 Class A Shares issuable upon conversion of Class B Shares currently held by the following three grantor retained annuity trusts: (i) the Ergen Five-Year GRAT dated November 9, 2005; (ii) the Ergen Four-Year GRAT dated November 9, 2005; and (iii) the Ergen Three-Year GRAT dated November 9, 2005 (collectively, the “Ergen GRATS”) and (B) 4,245,151 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)	The percentage of total voting power held by Mr. Ergen is approximately 80% after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days.

(4)	Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for Mr. Ergen’s right to acquire 820,000 Class A Shares within 60 days upon the exercise of employee stock options.

(5)	Mr. Moskowitz’s beneficial ownership includes: (i) 127,414 Class A Shares; (ii) 17,839 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 720,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 1,328 Class A Shares held as custodian for his minor children; (v) 8,184 Class A Shares held as trustee for Mr. Ergen’s children; (vi) 30,000 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the Board of Directors; and (vii) 26,130,903 Class A Shares issuable upon conversion of the Class B Shares held by the Ergen GRATS described above, for which Mr. Moskowitz is the sole trustee.

(6)	The address of Fairholme Capital Management, L.L.C. (“Fairholme”) is 1001 Brickell Bay Drive, Suite 3112, Miami, Florida, 33131. Of the Class A Shares beneficially owned, Fairholme has shared voting power as to 18,522,824 Class A Shares and shared dispositive power as to 21,905,422 Class A Shares. Bruce R. Berkowitz is the Managing Member of Fairholme, and as such Mr. Berkowitz has voting and investment control with respect to the Class A Shares owned by Fairholme, and therefore beneficially owns such Class A Shares. The foregoing information is based solely upon a Schedule 13G filed on January 9, 2008.

(7)	The address of Barclay Global Investors, NA. (“Barclays”) is 45 Fremont Street, San Francisco, California, 94105. The Class A Shares beneficially owned by Barclays include 13,137,648 Class A Shares, of which Barclays has sole voting power as to 11,228,644 Class A Shares, as well as (i) 1,200,146 Class A Shares held by Barclays Global Fund Advisors; (ii) 1,972,155 Class A Shares held by Barclays Global Investors, Ltd.; (iii) 845,840 Class A Shares held by Barclays Global Investors Japan Limited; and (iv) 134,675 Class A Shares held by Barclays Global Investors Canada Limited. The foregoing information is based solely upon a Schedule 13G filed on February 5, 2008.

(8)	The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California, 94104. Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 12,689,255 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed on February 8, 2008.

(9)	Mr. DeFranco’s beneficial ownership includes: (i) 3,762,175 Class A Shares; (ii) 18,648 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 168,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 50,000 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his minor children and grandchildren; (v) 8,760 Class A Shares held by Mr. DeFranco as custodian for his minor children; and (vi) 2,250,000 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership.

(10)	Mr. Kelly’s beneficial ownership includes: (i) 77,822 Class A Shares (including 49,000 shares held in an account that is subject to a margin loan); (ii) 817 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 1,020,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 3,000 Class A Shares held by Mr. Kelly in trust for the benefit of his minor children; and (v) 3,500 Class A Shares held by Mr. Kelly as custodian for his minor children.

(11)	Mr. Vogel’s beneficial ownership includes: (i) 10,165 Class A Shares (including 10,000 shares held in an account that is subject to a margin loan); (ii) 377 Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 310,000 Class A Shares within 60 days upon the exercise of employee stock options.

(12)	Mr. Rayner’s beneficial ownership includes: (i) 5 Class A Shares; (ii) 377 Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 225,000 Class A Shares within 60 days upon the exercise of employee stock options.

(13)	Mr. Ortolf’s beneficial ownership includes: (i) the right to acquire 60,000 Class A Shares within 60 days upon the exercise of nonemployee director stock options; (ii) 200 Class A Shares held in the name of one of his children; and (iii) 61,000 Class A Shares held by a partnership of which Mr. Ortolf is a partner.

(14)	Mr. Han’s beneficial ownership includes: (i) 124 Class A Shares held in the 401(k) Plan; and (ii) the right to acquire 70,000 Class A Shares within 60 days upon the exercise of employee stock options.

(15)	Mr. Goodbarn’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) the right to acquire 65,000 Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(16)	Mr. Howard’s beneficial ownership includes: (i) 100 Class A Shares owned by his spouse; and (ii) the right to acquire 60,000 Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(17)	Includes: (i) 4,432,496 Class A Shares; (ii) 59,573 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 3,635,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 2,311,000 Class A Shares held in a partnership; (v) 234,190,057 Class A Shares issuable upon conversion of Class B Shares; (vi) 102,147 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 30,000 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of its board of directors; and (viii) 100 Class A Shares held by a spouse. Class A and Class B Common Stock beneficially owned by both Mr. and Mrs. Ergen is only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

(18)	Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Moskowitz is trustee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2007, our directors, officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the following inadvertent late reports: Mr. DeFranco filed two late Form 4 filings; Mr. Schroeder filed one late Form 4 filing; and Mr. Orban filed one late Form 4 filing. Each late Form 4 reported above related to a single late transaction or a single series of related transactions. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis addresses our compensation objectives and policies for our named executive officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2007 compensation for our NEOs.
This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2007 but are not intended to be estimates of future results or other forward-looking guidance. We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.
Overall Compensation Program Objectives and Policies
Compensation Philosophy
DISH Network’s executive compensation program is guided by the following key principles:
•	Attraction, retention and motivation of executive officers over the long-term;

•	Recognition of individual performance;

•	Recognition of the achievement of company-wide performance goals; and

•	Creation of shareholder value by aligning the interest of management with that of DISH Network’s shareholders through equity incentives.

General Compensation Levels
The total direct compensation opportunities, both base salaries and incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive with market practice, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to DISH Network’s long-term success by aligning the interest of its executive officers and shareholders.
The Compensation Committee of DISH Network, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but DISH Network’s Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs. DISH Network’s Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any DISH Network NEO could exceed $1 million annually. DISH Network’s Compensation Committee has also certified achievement of those performance goals prior to payment of performance-based compensation.
In determining the actual amount of each NEO’s compensation, the Compensation Committee of DISH Network reviews the materials discussed in the peer group analysis described below, the Compensation Committee’s subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving DISH Network’s and individual goals, whether the performance goals of any short-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions. DISH Network’s Compensation Committee and Board have also considered each of DISH Network’s NEOs individual extraordinary efforts resulting in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.
Furthermore, the Compensation Committee of DISH Network also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term incentive plans were met, the payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.
  This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.   With respect to incentive compensation, DISH Network attempts to ensure that each NEO has stock options and/or restricted stock units at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.
Peer Group Analysis
In connection with the approval process for DISH Network’s executive officer compensation, DISH Network’s Board of Directors and Compensation Committee had management prepare a table listing the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements. These surveyed companies included: The DirecTV Group, Inc., Comcast Corporation, Cablevision Systems Corporation, Cox Communications, Inc., Charter Communications, Inc., Adelphia Communications Corporation, Liberty Media Corporation, CenturyTel, Inc., Liberty Global, Inc., Level 3 Communications, Inc., and Motorola, Inc. This table, along with other information obtained by committee members from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by committee members, is used solely as a subjective frame of reference to set approximate boundaries for compensation, rather than a basis for benchmarking compensation of DISH Network’s NEOs. DISH Network’s Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies. Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation. If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies. Barring significant increases in the stock price, DISH Network’s compensation levels generally lag its peers.
Deductibility of Compensation
Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its four next most highly compensated executive officers in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Compensation Committee conducts an ongoing review of DISH Network’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with DISH Network’s existing commitments and ongoing competitive needs. However, nondeductible compensation in excess of this limitation may be paid.
Implementation of Executive Compensation Program Objectives and Policies
Weighting and Selection of Elements of Compensation
As described in “General Compensation Levels” above, neither DISH Network’s Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered by DISH Network’s Board of Directors and its Compensation Committee in determining compensation, and none of the factors are more dispositive than others.
Elements of Executive Compensation
The primary components of DISH Network’s executive compensation program have included:
•	base cash salary;

•	short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•	long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•	401(k) plan; and

•	other compensation, including perquisites and personal benefits and post-termination compensation.
These elements combine to promote the objectives and policies described above. Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs. Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.
DISH Network has not required that a certain percentage of an executive’s salary be provided in one form versus another. However, the Compensation Committee’s goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered. Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.
Base Cash Salary
DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. DISH Network’s Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•	the Compensation Committee’s and Board of Directors’ respective assessment of DISH Network’s overall financial and business performance;

•	the performance of the NEO’s business unit;

•	the NEO’s individual contributions to DISH Network; and

•	the rate of DISH Network’s annual cost-of-living adjustment for employees who are performing at a satisfactory level.
Short-Term Incentive Compensation and 2007 Short-Term Incentive Plan
The compensation program provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year. The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value. DISH Network’s compensation program also permits a portion of short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.
In determining the specific performance-based elements of executive compensation for the short-term incentive plan that will be implemented in any given year, the Board of Directors and the Compensation Committee review a number of potential performance metrics including, among other things: (a) subscriber growth; (b) subscriber churn; (c) net subscriber additions as compared to those of DISH Network’s competitors; (d) earnings before interest and taxes, and other financial metrics; (e) average revenue per subscriber; (f) customer service metrics; (g) departmental goals; and (h) individual accomplishment metrics. The particular metrics used by DISH Network for performance-based incentives vary from year-to-year based on a determination by DISH Network’s Board of Directors, its Compensation Committee and Mr. Ergen as to the key company-wide, departmental and individual performance goals for DISH Network for the upcoming year.
DISH Network may provide performance-based compensation to executives in the form of equity incentives, cash incentives, or both. In 2007, DISH Network’s performance-based compensation was provided solely in the form of cash incentives payable pursuant to DISH Network’s 2007 Short-Term Incentive Plan, the terms of which are described below.
Determination of Short-Term Incentive Compensation of Chief Executive Officer and other NEOs
For 2007, cash incentives were payable to each NEO if a combination of certain pre-determined corporate goals were met by DISH Network and individual and/or departmental goals were met by that NEO as set forth in DISH Network’s 2007 Short-Term Incentive Plan. DISH Network’s Compensation Committee, with input from Mr. Ergen, based the corporate goals for the 2007 Short-Term Incentive Plan on key metrics for growth and profitability established by Mr. Ergen and the Compensation Committee for 2007. The corporate goals accounted for 90% of total potential cash incentive compensation payments to DISH Network’s NEOs under the 2007 Short-Term Incentive Plan. Individual and departmental performance accounted for the remaining 10% of total potential cash incentive compensation to DISH Network’s NEOs under the 2007 Short-Term Incentive Plan.
Each of DISH Network’s NEOs was eligible to receive cash incentive payments in increments based upon achievement of each of the corporate goals described herein. Mr. Ergen’s target payout was $900,000 and Mr. Ergen had a maximum payout of $927,000 if all of the corporate goals and his personal goal were achieved and all additional incentive payments under the net subscriber growth goal were made. Mr. Vogel’s target payout was $500,000 and Mr. Vogel had a maximum payout of $515,000 if all of the corporate goals and his personal goal were achieved and all additional incentive payments under the net subscriber growth goal were made. Each of the other NEOs had a target payout of $200,000 and a maximum payout of $206,000 if all of the corporate goals and the individual NEO’s personal goal were achieved and all additional incentive payments under the net subscriber growth goal were made. All of the NEOs cash incentive payments required as a condition that either the net subscriber growth goal or the fasting growing DBS provider goal were met. The 2007 Short-Term Incentive Plan structure is summarized below:

Performance Goal	Performance Threshold	Overall Cash Incentive Percentage
Trouble Call Rate	Achieve a material reduction in trouble call rates from 2006 levels	15.0%
Agent Contact Rate	Achieve a material reduction in agent contact rates from 2006 levels	15.0%
Net Subscriber Growth	Exceed 14.030 million subscribers by 12/31/07	15.0%. However, for each 10,000 subscribers above the subscriber goal of 14.030 million (up to a maximum of 14.230 million subscribers) an additional cash incentive payment of 0.15% of the target payout (up to a maximum of 3.0%) may be paid out.
Fasting Growing DBS Provider	DISH Network is the leading DBS provider in terms of net new subscribers in 2007	15.0%
EBITDA	Achieve at least $3.0 billion of EBITDA	15.0%
Controllable Cost	Achieve a material reduction in subscriber costs from 2006 levels	15.0%
Department & Individual Goals	Achieve individual and departmental goals established by the Compensation Committee (1)	10.0%
Total		100.0%. Although, up to 103% of the target cash incentive compensation may be achieved if DISH Network had 14.230 million or more subscribers on 12/31/07.

(1)	The departmental and individual goals for Mr. Ergen consisted of quantitative and qualitative goals relating to customer service, programming development, product development and engineering metrics. The departmental and individual goals for each of the other NEOs consisted of spending time towards establishing DISH Network’s business by spending a certain number of full working days or nights on company business outside the metropolitan area in which the NEO was based.
Long-Term Equity Incentive Compensation
DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network has stated it believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and has aligned their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives
With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has stock options and/or restricted stock units at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO. In particular, in granting awards for 2007, the Compensation Committee took into account the fact that all of DISH Network’s NEOs currently retain significant incentives in the form of stock options and restricted stock units granted in previous years that will vest, subject to continued employment, if DISH Network reached certain subscriber milestones, as described below under “1999 Long Term Incentive Plan” and “2005 Long Term Incentive Plan”.
In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual. Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.
To encourage executive officers to remain in DISH Network’s employ, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Common Stock on the date of grant. DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that do not continue with DISH Network or the surviving entity, as applicable.
Practices Regarding Grant of Equity Incentives
DISH Network has generally awarded stock options and restricted stock units as of the last day of each calendar quarter and has set exercise prices, as applicable, of not less than the fair market value of DISH Network’s Class A Common Stock on the date of grant.
1999 Stock Incentive Plan
We have adopted an employee stock incentive plan, which we refer to as the 1999 Stock Incentive Plan. The purpose of the 1999 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 1999 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.
Class B CEO Stock Option Plan
We have adopted a Class B CEO stock option plan, which we refer to as the 2002 Class B CEO Stock Option Plan. The purpose of the 2002 Class B CEO Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman, President and Chief Executive Officer of DISH Network, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network. Awards available to be granted under the 2002 Class B CEO Stock Option Plan will include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Common Stock.

Employee Stock Purchase Plan
We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A common stock. All full-time employees who are employed by DISH Network for at least one calendar year quarter will be eligible to participate in the ESPP. Employee stock purchases will be made through payroll deductions. Under the terms of the ESPP, employees will not be permitted to deduct an amount which would permit such employee to purchase our capital stock under all of our stock purchase plans which would exceed $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.
Nonemployee Director Stock Option Plan
We have adopted a non-employee director stock option plan, which we refer to as the NEDSOP. The purpose of the NEDSOP is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. The NEDSOP grants our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a certain number of shares of DISH Network’s Class A Common Stock. We may also grant, in our discretion, any continuing non-employee directors further options to acquire our shares of Class A Common Stock in exchange for their continuing services.
1999 Long-Term Incentive Plan
In February 1999, DISH Network adopted its 1999 long-term incentive plan, or 1999 LTIP, within the terms of DISH Network’s 1995 Stock Incentive Plan. The 1999 LTIP provided key employees with stock options that will become exercisable if DISH Network becomes the largest DBS provider measured by total subscribers by December 31, 2008. The performance goal is the same for all key employees granted options pursuant to the 1999 LTIP. The performance goal for the 1999 LTIP was not achieved in 2007 and DISH Network does not anticipate achieving this goal prior to the expiration of the 1999 LTIP on December 31, 2008. Messrs. Ergen and Vogel each have 400,000 stock options under the 1999 LTIP that were granted on February 17, 1999 and June 30, 2005, respectively. Mr. Kelly has 40,000 stock options under the 1999 LTIP that were granted on March 31, 2000. Messrs. Han and Rayner do not have any stock options under the 1999 LTIP.
2005 Long-Term Incentive Plan
During January 2005, DISH Network adopted the 2005 long-term incentive plan, or 2005 LTIP, within the terms of DISH Network’s 1999 Stock Incentive Plan. The purpose of the 2005 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of a specified long-term subscriber objective. The employees eligible to participate in the 2005 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by DISH Network’s Compensation Committee. Awards under the 2005 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted; (b) rights to acquire for no additional consideration a specified smaller number of shares of DISH Network’s Class A Common Stock; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire shares of DISH Network’s Class A Common Stock. The options and rights vest in 10% increments on each of the first four anniversaries of the date of grant and then at the rate of 20% per year thereafter; provided, however, that none of the options or rights shall be exercisable until DISH Network reaches the milestone of 15 million subscribers. The performance goal under the 2005 LTIP was not achieved in 2007. Mr. Ergen has 900,000 stock options under the 2005 LTIP that were granted on September 30, 2005. Mr. Vogel has 300,000 stock options under the 2005 LTIP that were granted on September 30, 2006. Mr. Han has 90,000 stock options and 30,000 restricted stock units under the 2005 LTIP that were granted on September 30, 2006. Mr. Kelly has 300,000 stock options under the 2005 LTIP that were granted on March 31, 2005. Mr. Rayner has 60,000 restricted stock units under the 2005 LTIP that were granted on September 30, 2006.

401(k) Plan
DISH Network has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives have participated in the 401(k) plan on the same terms as DISH Network’s other employees. Under the plan, employees have become eligible for participation in the 401(k) plan upon completing ninety days of service with DISH Network and reaching age 19. 401(k) plan participants have been able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code. DISH Network may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors. 401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. DISH Network’s employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.
Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation
DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.
DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.
2007 Executive Compensation
DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year. For 2007, the Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in DISH Network’s incentive plans. DISH Network’s Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) also reviewed the results of the peer group analysis described above that was prepared for 2007. As described in “General Incentive Compensation” above, DISH Network aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives. In addition, DISH Network’s Compensation Committee has discretion to award performance based compensation, that is based on performance goals different from those which were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met. DISH Network’s Compensation Committee did not exercise this discretion in 2007.
Compensation of Chief Executive Officer
2007 Base Salary.  Mr. Ergen’s base salary for 2007 was determined at the beginning of 2007 based on a review by the Compensation Committee of the expected base salaries in 2007 of each of DISH Network’s other NEOs. Mr. Ergen’s base salary for 2007 was set at $600,000 because the Compensation Committee determined that Mr. Ergen should receive DISH Network’s annual merit increase due to Mr. Ergen’s satisfactory performance in 2006. In addition, in setting Mr. Ergen’s compensation for 2007, the Compensation Committee determined that Mr. Ergen’s salary should be measurably higher than that of DISH Network’s other NEOs. DISH Network’s Compensation Committee also noted that Mr. Ergen’s base salary continued to be substantially lower than the base salaries of the CEOs of the significant majority of the surveyed companies in the 2007 peer group analysis.
2007 Cash Bonus.  Because neither the net subscriber growth nor the leading DBS provider goals were met in 2007, no bonus was paid to Mr. Ergen in 2007.

2007 Equity Incentives.  With respect to equity incentives, DISH Network attempts to ensure that Mr. Ergen has stock options and/or restricted stock units at any given time that are significant in relation to Mr. Ergen’s annual cash compensation to ensure that Mr. Ergen has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. In determining whether to award equity incentives to Mr. Ergen in 2007, DISH Network’s Compensation Committee noted that Mr. Ergen was awarded an option to purchase 900,000 shares of DISH Network’s Class A Common Stock in 2005 under the 2005 Long-Term Incentive Plan and had a significant number of unexercisable equity incentives. In light of Mr. Ergen’s existing equity holdings and equity incentives, DISH Network’s Compensation Committee determined that it was not necessary to grant Mr. Ergen additional equity incentives in 2007.
Compensation of Other Named Executive Officers
2007 Base Salary.
Base salaries for each of the other NEOs are determined annually by DISH Network’s Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as CEO and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2007 base salary of each of the other NEOs after considering (a) the NEO’s base salary in 2006, (b) the range of the percentage increases in base salary for NEOs of the surveyed companies in the 2007 peer group survey, (c) whether the NEO’s base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2007 in relation to a particular NEO in 2007, (e) whether the NEO was promoted or newly hired in 2007, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2006 warranted an increase in the NEO’s base salary. Placing primary weight on (a) the NEO’s base salary in 2006 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2006 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in the “Fiscal 2007 Summary Compensation Table.” The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below. The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs.
Mr. Vogel.  Mr. Ergen determined that Mr. Vogel’s performance met expectations for 2006 and that Mr. Vogel was therefore eligible for DISH Network’s standard annual merit increase. In addition, Mr. Ergen determined that Mr. Vogel should receive an additional annual increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Vogel’s salary within the range of market compensation indicated in the peer group analysis in light of DISH Network’s practices with respect to base salaries. Mr. Ergen also considered Mr. Vogel’s particular individual contributions as President of DISH Network in setting Mr. Vogel’s 2007 base salary.
Mr. Han.  Mr. Han’s salary was agreed between DISH Network and Mr. Han on September 28, 2006 in connection with the commencement of Mr. Han’s employment as Executive Vice President and Chief Financial Officer of DISH Network. In light of the fact that Mr. Han commenced his employment in late 2006, Mr. Ergen and the Compensation Committee concluded that Mr. Han’s salary should not be increased above 2006 levels for 2007.
Mr. Kelly.  Mr. Ergen determined that Mr. Kelly’s performance met expectations for 2006 and that Mr. Kelly was therefore eligible for DISH Network’s standard annual merit increase. In determining Mr. Kelly’s 2007 base salary, Mr. Ergen subjectively determined that Mr. Kelly’s existing base compensation already was within the range of market compensation indicated in the peer group analysis in light of DISH Network’s practices with respect to base salaries.
Mr. Rayner.  Mr. Ergen determined that Mr. Rayner’s salary did not require an increase from 2006 to 2007 because Mr. Ergen felt that Mr. Rayner’s current salary, which was established when Mr. Rayner was chief financial officer of DISH Network was sufficient to maintain Mr. Rayner’s base salary within the range of market compensation for individuals in positions comparable to Mr. Rayner’s new position as executive vice president for installation services.
2007 Cash Bonus.  Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, which in the case of 2007 was DISH Network’s 2007 Short-Term Incentive Plan. Because neither the subscriber growth nor the leading DBS provider goals were met in 2007, no bonuses were paid to any NEOs for performance in 2007 under the 2007 Short-Term Incentive Plan. However, due to the individual performance of Mr. Han, a one-time $20,000 discretionary bonus was awarded to Mr. Han outside of the 2007 Short-Term Incentive Plan.

2007 Equity Incentives.  With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has stock options and/or restricted stock units at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. This determination is made by the Board of Directors primarily on the basis of Mr. Ergen’s recommendation. Mr. Ergen recommended that no equity incentives be awarded to the other NEOs in 2007 in light of the substantial equity awards that were provided to these NEOs in 2005 and 2006 in connection with the 2005 Long-Term Incentive Plan and the significant number of unexercisable equity incentives held by each of these NEOs.
EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee is appointed by the Board of Directors of DISH Network Corporation to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.
The Compensation Committee, to the extent the Board deems necessary or appropriate, will:
•	Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•	Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•	Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and

•	Set the compensation of the Chairman, President and Chief Executive Officer.
Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to DISH Network’s management that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.
Respectfully submitted,
The DISH Network Executive Compensation Committee
Steven R. Goodbarn (Chairman)
Gary S. Howard
Tom A. Ortolf
The report of the Compensation Committee and the information contained therein shall not be deemed to be “solicited material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2007 for the NEOs.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus (1)	Awards (2)	Awards (3)	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	(4) ($)	($)	(5) ($)	($)

Charles W. Ergen	2007	$592,308	$—	$—	$1,412,882	$—	$—	$554,232	$2,559,422
Chairman, President and Chief	2006	$550,000	$—	$—	$1,412,882	$—	$—	$858,171	$2,821,053
Executive Officer

Carl E. Vogel	2007	$498,077	$—	$935,198	$1,832,998	$—	$—	$16,044	$3,282,317
Director and Vice Chairman	2006	$383,079	$—	$686,100	$1,574,519	$133,000	$—	$51,729	$2,828,427

David J. Rayner (6)	2007	$300,000	$—	$—	$1,206,209	$—	$—	$4,250	$1,510,459
Former Executive Vice President,	2006	$300,000	$—	$—	$1,206,209	$128,000	$—	$4,291	$1,638,500
Installation and Service Network

Michael Kelly	2007	$270,769	$—	$—	$958,282	$—	$—	$5,250	$1,234,301
Executive Vice President,	2006	$274,471	$—	$—	$958,282	$123,500	$—	$6,742	$1,362,995
Commercial and Business Services

Bernard L. Han	2007	$400,000	$20,000	$—	$806,364	$—	$—	$—	$1,226,364
Executive Vice President	2006	$88,077	$—	$—	$203,248	$33,250	$—	$—	$324,575
and Chief Financial Officer

(1)	The bonuses included in each year were earned in that year, but not paid until the following year.

(2)	The amounts reported in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”). Assumptions used in the calculation of these amounts are included in Note 3 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007, included in the Corporation’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 3, 2008.

(3)	The amounts reported in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note 3 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007, included in the Corporation’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 3, 2008.

(4)	“Non-Equity Incentive Plan Compensation” represents amounts earned pursuant to the 2006 Short-Term Incentive Plan that were paid during 2007. Mr. Ergen declined to accept any distributions he was otherwise entitled to receive pursuant to the 2006 Short-Term Incentive Plan.

(5)	“All Other Compensation” for all of the Named Executive Officers includes amounts contributed pursuant to our 401(k) matching program and our profit sharing program. Mr. Ergen’s “All Other Compensation” also includes tax preparation payments in each year. In addition, with respect to Mr. Ergen and Mr. Vogel, “All Other Compensation” includes each Executive Officer’s personal use of corporate aircraft for the following amounts.

		Mr. Ergen	Mr. Vogel
Personal use of	2007	$521,652	$11,794
company aircraft	2006	$821,771	$47,438

We calculated the value of each Executive Officer’s personal use of corporate aircraft based upon the incremental cost of such usage to the Corporation.

(6)	Mr. Rayner is no longer an employee of DISH Network but was employed by DISH Network through December 31, 2007. He is currently employed by EchoStar.
Grant of Plan-Based Awards
The following table provides information on equity awards in 2007 for the Named Executive Officers.

			Estimated Future Payouts Under						All Other	All Other
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Stock	Option
			Awards			Equity Incentive Plan Awards			Awards:	Awards:
											Exercise
									Number of	Number of	or Base	Grant Date
									Shares of	Securities	Price of	Fair Value
		Date of Compensation							Stock or	Underlying	Option	of Stock and
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options	Awards	Option
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	Awards

Charles W. Ergen	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—

Carl E. Vogel	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—

David J. Rayner	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—

Michael Kelly	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—

(1)	The amounts reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2007 pursuant to our profit sharing program.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of				Value of	Shares,	Shares,
	Securities	Securities	Securities			Number of	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Shares or	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Units of	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Stock That	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Have Not	Vested (1)	Not Vested	Vested (2)
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	($)	(#)	($)

Charles W. Ergen	—	—	400,000	$6.00	02/17/2009	—	$—	—	$—
	60,000	20,000	—	$28.88	03/31/2013	—	$—	—	$—
	240,000	160,000	—	$30.75	06/30/2014	—	$—	—	$—
	500,000	—	—	$33.25	12/31/2014	—	$—	—	$—
	—	—	900,000	$29.57	09/30/2015	—	$—	—	$—

Carl E. Vogel	280,000	420,000	400,000	$30.16	06/30/2015	60,000 (3)	$2,263,200	—	$—
	30,000	120,000	300,000	$32.74	09/30/2016	40,000 (4)	$1,508,800	—	$—

David J. Rayner	225,000	200,000	—	$33.25	12/31/2014	—	$—	—	$—
	—	—	—	$—	—	—	$—	60,000 (5)	$2,263,200

Michael Kelly	—	—	40,000	$79.00	03/31/2010	—	$—	—	$—
	800,000	—	—	$60.13	06/30/2010	—	$—	—	$—
	48,000	12,000	—	$28.88	03/31/2013	—	$—	—	$—
	120,000	80,000	—	$30.75	06/30/2014	—	$—	—	$—
	—	—	300,000	$29.25	03/31/2015	—	$—	—	$—
	40,000	60,000	—	$30.16	06/30/2015	—	$—	—	$—

Bernard L. Han	70,000	280,000	90,000	$32.74	09/30/2016	—	$—	30,000 (5)	$1,131,600

(1)	Amount represents the number of unvested restricted stock units multiplied by $37.72, the closing market price of DISH Network’s Class A Shares on December 31, 2007.

(2)	Amount represents the number of unvested, performance-based restricted stock units multiplied by $37.72, the closing market price of DISH Network’s Class A Shares on December 31, 2007.

(3)	Restricted stock awarded on June 30, 2005 under DISH Network’s Stock Incentive Plans.

(4)	Restricted stock awarded on September 30, 2006 under DISH Network’s Stock Incentive Plans.

(5)	Restricted stock awarded on September 30, 2006 under DISH Network’s 2005 LTIP.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Number of
	Shares			Value
	Acquired on	Value Realized	Number of Shares	Realized on
	Exercise	on Exercise (1)	Acquired on	Vesting (2)
Name	(#)	($)	Vesting (#)	($)

Carl E. Vogel	—	$—	30,000	$1,335,500

David J. Rayner	75,000	$926,310	—	$—

(1)	The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

(2)	The value realized on vesting is computed by multiplying the number of shares of stock by the market price of the Class A Shares on the vesting date.
Potential Payments Upon Termination Following a Change in Control
As discussed in “Compensation Discussion and Analysis” above, our standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers who do not continue to be employed by us or the surviving entity, as applicable.
Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) DISH Network or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.
Assuming a change in control were to have taken place as of December 31, 2007, and the executives were no longer to continue with DISH Network or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Maximum
Value of
Accelerated
Vesting of
Name	Options (1)

Charles W. Ergen	$1,292,000

Carl E. Vogel	$3,772,800

David J. Rayner	$1,229,250

Michael Kelly	$1,117,280

Bernard L. Han	$1,394,400

(1)	This amount reflects the intrinsic value (i.e. the amount by which the $37.72 closing price of a share of our Class A Common Stock on the Nasdaq Global Select Market on December 31, 2007, the last trading day of fiscal 2007, exceeded the exercise price) of each of the executive officers unvested stock options and restricted stock units that would become vested as a result of a change in control.

Director Compensation and Nonemployee Director Option Plans
Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $40,000 which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is a member of the Board on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is the chairperson of the committee on the last day of the applicable calendar quarter. Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards (1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Steven R. Goodbarn	$62,000	$—	$35,951	$—	$—	$—	$97,951

Gary S. Howard	$53,500	$—	$35,951	$—	$—	$—	$89,451

Tom A. Ortolf	$60,500	$—	$35,951	$—	$—	$—	$96,451

C. Michael Schroeder (2)	$60,000	$—	$35,951	$—	$—	$—	$95,951

(1)	The amounts reported in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note 3 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007, included in the Corporation’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 3, 2008.

On June 30, 2007, each of the nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $43.37 per share. Options granted under our Nonemployee Director Plans are 100% vested upon issuance. Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

(2)	Mr. Schroeder resigned from the Board in connection with the spin-off of EchoStar from DISH Network effective January 1, 2008.
Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Nonemployee Director Stock Option Plan (our “2001 Director Plan,” and together with the 1995 Nonemployee Director Stock Option Plan, the “Nonemployee Director Plans”). Options granted under our Nonemployee Director Plans are 100% vested upon issuance and have a term of five years. We also currently grant each continuing nonemployee director an option to acquire 5,000 Class A Shares every year in exchange for their continuing services.

Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to the Nonemployee Director Plans. We have granted the following options to our nonemployee directors under such plans:

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised	Option
	Options	Exercise	Option
	(#)	Price	Expiration
Name	Exercisable	($)	Date
Steven R. Goodbarn	5,000	$34.62	6/30/2008
	5,000	$31.12	9/30/2009
	5,000	$30.16	6/30/2010
	40,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	65,000

Gary S. Howard	50,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	60,000

Tom A. Ortolf	10,000	$30.16	6/30/2010
	40,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	60,000

C. Michael Schroeder (1)	10,000	$33.99	12/31/2008
	5,000	$31.12	9/30/2009
	5,000	$30.16	6/30/2010
	40,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	70,000

(1)	Mr. Schroeder resigned from the Board in connection with the spin-off of EchoStar from DISH Network effective upon January 1, 2008.
Employee Stock Incentive Plans
We have two employee stock incentive plans, our 1995 Stock Incentive Plan and 1999 Stock Incentive Plan (the “Stock Incentive Plans”). We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees. The Stock Incentive Plans are administered by our Compensation Committee.
Awards available under the Stock Incentive Plans include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. As of December 31, 2007, 65,613,350 of our Class A Shares were available for issuance under the 1999 Stock Incentive Plan. Our authorization to grant new awards under the 1995 Stock Incentive Plan has expired. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.
Options to purchase 20,938,403 Class A Shares were outstanding as of December 31, 2007 under the Stock Incentive Plans. These options generally vest at the rate of 20% per year commencing one year from the date of grant. The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from $2.125 to $79.00 per Class A Share.

As previously discussed in Compensation Discussion & Analysis, we have adopted the 1999 LTIP and the 2005 LTIP under DISH Network’s Stock Incentive Plans.
Equity Compensation Plan Information
In addition to the Nonemployee Director Plans and the Stock Incentive Plans, during 2002 we adopted our Class B CEO Stock Option Plan, under which we have reserved 20 million shares of our Class B Shares for issuance. No options have been granted to date under our Class B CEO Stock Option Plan.
The following table sets forth a description of our equity compensation plans as of December 31, 2007:

Number of
	Number of		Securities
	Securities to	Weighted-	Remaining
	be Issued	Average	Available for
	Upon	Exercise	Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
	Options,	Options,	Plans (excluding
	Warrants	Warrants	securities reflected
	and Rights	and Rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,938,403	$27.17	66,296,971

Total	20,938,403	$27.17	66,296,971

We no longer grant equity awards pursuant to our 1995 Stock Incentive Plan or our 1995 Nonemployee Director Stock Option Plan.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised solely of outside directors. The Compensation Committee members are Mr. Goodbarn, Mr. Howard and Mr. Ortolf. Mr. Schroeder also served as a member of the Compensation Committee during 2007. None of these individuals was an officer or employee of DISH Network at any time during the 2007 fiscal year. With the exception of those executive officers and directors who are also executive officers and directors of EchoStar, no executive officer of DISH Network served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of DISH Network’s Board of Directors or its Compensation Committee during the 2007 fiscal year.
Certain Relationships and Related Transactions
Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers and their immediate family members. In order to survey these transactions, we distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.
In March of 2000, we purchased Kelly Broadcasting Systems, Inc. (“KBS”). At that time, Mr. Kelly was a shareholder of KBS and served as its President. During the first quarter of 2008, Mr. Kelly, DISH Network and EchoStar entered into an agreement pursuant to which: (i) amounts owing between the parties arising out of or related to the acquisition of KBS were offset resulting in a payment to Mr. Kelly of $600,000 (ii) title to certain assets purchased in the acquisition were transferred to EchoStar and DISH Network and (iii) DISH Network, EchoStar and Mr. Kelly mutually released any claims arising out of or related to the merger agreement for the purchase of KBS. During 2007, we also employed two members of Mr. Kelly’s family. We paid these individuals a combined total of approximately $243,000 in cash compensation along with an option to purchase 2,000 shares of our Class A Common Stock during 2007.

During 2007, we employed two members of Mr. O. Nolan Daines’ family. We paid these individuals a combined total of approximately $110,000 during 2007 and expect to pay members of Mr. Daines’ family approximately $155,000 during 2008.
During 2007, we paid Mr. Moskowitz approximately $235,000 for his employment as our Executive Vice President, General Counsel and Secretary prior to July 1, 2007 and as a Senior Advisor to us after July 1, 2007. We expect to pay Mr. Moskowitz approximately $100,000 during 2008, although depending on the time and services that will be provided, he may earn more than that amount during 2008.
Mr. Mark W. Jackson’s brother earned approximately $80,000 during 2007 as an employee of a non-public company that provides programming content to us. Affiliates of that company also supply us with parts used in the manufacture of our satellite receivers and related equipment. Neither DISH Network, nor any of its directors or executive officers has any ownership or other personal financial interest in that company. We and our contract manufacturers paid that company and its affiliates a total of approximately $127 million during 2007, representing approximately 35% of their total revenues. Mr. Jackson is no longer an employee of DISH Network but was employed by DISH Network through December 31, 2007. Mr. Jackson is currently employed by EchoStar.
Intercompany Agreements with EchoStar Corporation
On January 1, 2008, we completed the spin-off of EchoStar, which was previously our subsidiary. Following the spin-off, EchoStar has operated independently from us and we have no continued ownership interest in EchoStar.
In the near term, we expect that EchoStar will be our primary supplier of set-top boxes and will also supply broadcast and other products and services to us, in each case at cost plus an additional amount equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the products and services provided. Prior to the spin-off, EchoStar supplied us with these products and services at its direct cost. The terms of our agreements with EchoStar provide for an arbitration mechanism in the event we are unable to reach agreement with EchoStar as to the additional amounts payable for products and services, under which the arbitrator will determine the additional amounts payable by reference to fair market value of the products and services supplied.
In order to govern certain of the ongoing relationships between us and EchoStar after the spin-off and to provide mechanisms for an orderly transition, we and EchoStar entered into certain agreements pursuant to which we will obtain certain services and rights from EchoStar. EchoStar will obtain certain services and rights from us, and we and EchoStar will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements that we have entered into with EchoStar.
Broadcast Agreement
We entered into a broadcast agreement with EchoStar, whereby EchoStar will provide broadcast services including teleport services such as transmission and downlinking, channel origination services, and channel management services thereby enabling us to deliver satellite television programming to subscribers. Additionally, we have the right, but not the obligation, to have EchoStar purchase certain equipment on our behalf for a fee that is equal to an agreed percentage of the equipment cost, which will vary depending on the nature of the equipment purchased. The broadcast agreement has a term of two years; however, we have the right, but not the obligation, to extend the agreement annually for successive one-year periods for up to two additional years. We may terminate channel origination services and channel management services for any reason and without any liability upon sixty days written notice to EchoStar. If we terminate teleport services for a reason other than EchoStar’s breach, we shall pay EchoStar a sum equal to the aggregate amount of the remainder of the expected cost of providing the teleport services. The fees for the services to be provided under the broadcast agreement are cost plus an additional amount that is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the services provided.
Employee Matters Agreement
We entered into an employee matters agreement with EchoStar providing for our respective obligations to our employees. Pursuant to the agreement, EchoStar established a defined contribution plan for the benefit of its eligible employees in the United States (including its employees that transferred prior to the spin-off). Subject to any adjustments required by applicable law, it is our and EchoStar’s present intent that the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, be transferred to and assumed by the defined contribution plan established by EchoStar. In addition, EchoStar established welfare plans for the benefit of its eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network. There are no payments expected under the employee matters agreement except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement. The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.
Installation Services Agreement
We entered into an installation services agreement with EchoStar whereby EchoStar has the right but not the obligation to engage us and our network of installation service providers to provide installation services in respect of various types of equipment that EchoStar provides to its customers. For the provision of these services, EchoStar will pay us fees at cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided. The term of the installation services agreement is one year. EchoStar may not generally solicit any of our installers for employment during the agreement and for a period of one year thereafter.
Intellectual Property Matters Agreement
We entered into an intellectual property matters agreement with EchoStar in connection with the spin-off. The intellectual property matters agreement governs our relationship with EchoStar with respect to patents, trademarks and other intellectual property. Pursuant to the intellectual property matters agreement we irrevocably assigned to EchoStar all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of EchoStar’s set-top box business. In addition, the agreement permits EchoStar to use, in the operation of its set-top box business, certain other intellectual property currently owned or licensed by us and our subsidiaries.
EchoStar granted to us and our subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with the continued operation of our consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the spin-off. After the transitional period, we may not use the “EchoStar” name as a trademark. Similarly, the intellectual property matters agreement provides that EchoStar will not make any use of the name or trademark “DISH Network” or any other trademark owned by us. There are no payments expected under the intellectual property matters agreement and it will continue in perpetuity.
Real Estate Lease Agreements
We entered into lease agreements with EchoStar so that we can continue to operate certain properties that were contributed to EchoStar in the spin-off. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and EchoStar will be responsible for its portion of the taxes, insurance, utilities and maintenance of the premises. The term of each of the leases is set forth below:
Inverness Lease Agreement. The lease for 90 Inverness Circle East in Englewood, Colorado, is for a period of two years.
Meridian Lease Agreement. The lease for 9601 S. Meridian Blvd. in Englewood, Colorado, is for a period of two years with annual renewal options for up to three additional years.
Santa Fe Lease Agreement. The lease for 5701 S. Santa Fe Dr. in Littleton, Colorado, is for a period of two years with annual renewal options for up to three additional years.
Management Services Agreement
In connection with the spin-off, we entered into a management services agreement with EchoStar pursuant to which we will make certain of our officers available to provide services (which are primarily legal and accounting services) to EchoStar. Specifically, Bernard L. Han, R. Stanton Dodge and Paul W. Orban remain employed by us, but also serve as EchoStar’s Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and Senior Vice

President and Controller, respectively. In addition, Carl E. Vogel is employed as our Vice Chairman but also provides services to EchoStar as an advisor. EchoStar will make payments to us based upon an allocable portion of the personnel costs and expenses incurred by us with respect to such officers (taking into account wages and fringe benefits). These allocations will be based upon the anticipated percentages of time to be spent by our executive officers performing services for EchoStar under the management services agreement. EchoStar will also reimburse us for direct out-of-pocket costs incurred by us for management services provided to EchoStar. We and EchoStar will evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and EchoStar mutually agree upon.
The management services agreement will continue in effect until the first anniversary of the spin-off, and will be renewed automatically for successive one-year periods thereafter, unless terminated earlier (1) by EchoStar at any time upon at least 30 days’ prior written notice, (2) by us at the end of any renewal term, upon at least 180 days’ prior notice; and (3) by us upon written notice to EchoStar, following certain changes in control. We estimate that EchoStar will make payments to us in 2008 under the management services agreement of approximately $1 million, which is based on actual salaries and benefits paid to these officers in 2007. The actual payments that we receive from EchoStar under the management services agreement in 2008 may be materially different and will depend on the actual level of services that we ultimately provide.
Packout Services Agreement
We entered into a packout services agreement with EchoStar, whereby EchoStar has the right, but not the obligation, to engage us to package and ship satellite receivers to customers that are not associated with us. The fees charged by us for the services provided under the packout services agreement will be cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided. This agreement is designed to provide EchoStar with sufficient time to develop its own packaging and shipping function. The packout services agreement has a term of one year unless terminated earlier. EchoStar may terminate this agreement for any reason upon sixty days prior written notice to us. In the event of an early termination of this agreement, EchoStar will be entitled to a refund of any unearned fees paid to us for the services.
Product Support Agreement
We need EchoStar to provide product support (including engineering and technical support services and IPTV functionality) for all receivers and related accessories that EchoStar has sold and will sell to us. As a result, we entered into a product support agreement, under which we have the right, but not the obligation, to receive product support services in respect of such receivers and related accessories. The fees for the services to be provided under the product support agreement will be cost plus an additional amount that is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the services provided. The term of the product support agreement will be for the life of such receivers and related accessories unless terminated earlier. We may terminate the product support agreement for any reason upon sixty days prior written notice. In the event of an early termination of this agreement, we will be entitled to a refund of any unearned fees paid to EchoStar for the services.
Receiver Agreement
EchoStar is currently our sole supplier of set-top box receivers. Under our receiver agreement with EchoStar, we have the right but not the obligation to purchase receivers and accessories from EchoStar for a two year period. Additionally, EchoStar will provide us with standard manufacturer warranties for the goods sold under the receiver agreement. We may terminate the receiver agreement for any reason upon sixty days written notice to EchoStar. We may also terminate the receiver agreement if certain entities were to acquire us. We also have the right, but not the obligation, to extend the receiver agreement annually for up to two years. The receiver agreement will allow us to purchase receivers and accessories from EchoStar at cost plus an additional amount that is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the equipment purchased. The receiver agreement also includes an indemnification provision, whereby the parties will indemnify each other for certain intellectual property issues.
Remanufactured Receiver Agreement
We entered into a remanufactured receiver agreement with EchoStar under which EchoStar has the right to purchase remanufactured receivers, services and accessories from us for a two year period. Under the remanufactured receiver agreement, EchoStar may purchase remanufactured receivers and accessories from us at cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the equipment purchased. EchoStar may terminate the remanufactured receiver agreement for any reason upon sixty days written notice to us. We may also terminate this agreement if certain entities acquire us.
Satellite Capacity Agreements
We have entered into satellite capacity agreements with EchoStar on a transitional basis. Pursuant to these agreements, we will lease satellite capacity on satellites owned by EchoStar and/or slots licensed by EchoStar. Certain DISH Network subscribers currently point their satellite antenna at these slots and this agreement is designed to facilitate the separation of us and EchoStar by allowing a period of time for these DISH Network subscribers to be moved to satellites owned by us and/or to slots that will be licensed to us following the spin-off. The fees for the services to be provided under the satellite capacity agreements will be based on spot market prices for similar satellite capacity and will depend upon, among other things, the orbital location of the satellite and the frequency on which the satellite provides services. Generally, each satellite capacity agreement will terminate upon the earlier of: (a) the end of life or replacement of the satellite; (b) the date the satellite fails; (c) the date that the transponder on which service is being provided under the agreement fails; or (d) two years from the effective date of such agreement.
Satellite Procurement Agreement
We entered into a satellite procurement agreement, whereby we have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for us. The satellite procurement agreement has a term of two years. The fees for the services to be provided under the satellite procurement agreement will be cost plus an additional amount that is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the services provided. We may terminate the satellite procurement agreement for any reason upon sixty days prior written notice.
Services Agreement
We entered into a services agreement with EchoStar under which we have the right, but not the obligation, to receive logistics, procurement and quality assurance services from EchoStar. This agreement has a term of two years, and the fees for the services provided under this agreement will be cost plus an additional amount that is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the services provided. We may terminate the services agreement with respect to a particular service for any reason upon sixty days prior written notice.
Tax Sharing Agreement
We entered into a tax sharing agreement with EchoStar which governs our and EchoStar’s respective rights, responsibilities and obligations after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, all pre-spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the spin-off, will be borne by us, and we will indemnify EchoStar for such taxes. However, we will not be liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets, (ii) any action that EchoStar takes or fails to take or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the spin-off or certain related transactions. In such case, EchoStar will be solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations including extensions or once all rights and obligations are fully effectuated or performed.
Transition Services Agreement
We entered into a transition services agreement with EchoStar pursuant to which we, or one of our subsidiaries, will provide certain transitional services to EchoStar. Under such transition services agreement, EchoStar has the right, but not the obligation, to receive the following services from us or one of its subsidiaries: finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit and corporate quality, legal, accounting and tax, and other support services.

The transition services agreement has a term of no longer than two years and the fees for the services provided under such agreement will be cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided. We may terminate the transition services agreement with respect to a particular service for any reason upon thirty days prior written notice. This limited-term agreement is designed to smooth EchoStar’s operational transition as an independent public company.
TT&C Agreement
Initially, we need EchoStar to provide telemetry, tracking and control (“TT&C”) services to support our satellite fleet. As a result, we entered into a TT&C agreement with EchoStar under which EchoStar will provide TT&C services to us. The TT&C agreement has a term of two years. However, we have the right, but not the obligation, to extend the agreement annually for up to an additional two years. The fees for the services to be provided under the TT&C agreement will be cost plus an additional amount that is equal to a fixed percentage of EchoStar cost. We may terminate the TT&C agreement for any reason upon sixty days prior written notice.
NagraStar
In connection with the spin-off of EchoStar from DISH Network, we contributed our 50% interest in NagraStar L.L.C. (“NagraStar”), a joint venture that is our exclusive provider of encryption and related security systems, to EchoStar. During the year ended December 31, 2007 we purchased $55 million of security access devices from NagraStar. As of December 31, 2007, amounts payable to NagraStar totaled $3 million. Additionally, as of December 31, 2007, we were committed to purchase $22 million of security access devices from NagraStar.
Nimiq 5 Agreement
On March 11, 2008, EchoStar entered into a transponder service agreement (the “Transponder Agreement”) with Bell ExpressVu Inc., in its capacity as General Partner of Bell ExpressVu Limited Partnership (“Bell ExpressVu”), which provides, among other things, for the provision by Bell ExpressVu to EchoStar of service on sixteen (16) BSS transponders on the Nimiq 5 satellite at the 72.7° W.L. orbital location, all in accordance with the terms and conditions of the Transponder Agreement. The Nimiq 5 satellite is expected to be launched in the second half of 2009. Bell ExpressVu currently has the right to receive service on the entire communications capacity of the Nimiq 5 satellite pursuant to an agreement with Telesat Canada. On March 11, 2008, EchoStar also entered into a transponder service agreement with DISH Network L.L.C. (“DISH L.L.C.”), a wholly-owned subsidiary of DISH Network, pursuant to which DISH L.L.C. will receive service from EchoStar on all of the BSS transponders covered by the Transponder Agreement (the “DISH Agreement”). DISH Network guaranteed certain obligations of EchoStar under the Transponder Agreement.
Under the terms of the Transponder Agreement, EchoStar will make certain up-front payments to Bell ExpressVu through the service commencement date on the Nimiq 5 satellite and thereafter will make certain monthly payments to Bell ExpressVu for the remainder of the service term. Unless earlier terminated under the terms and conditions of the Transponder Agreement, the service term will expire fifteen years following the actual service commencement date of the Nimiq 5 satellite. Upon expiration of this initial term, EchoStar has the option to continue to receive service on the Nimiq 5 satellite on a month-to-month basis. Upon a launch failure, in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, EchoStar has certain rights to receive service from Bell ExpressVu on a replacement satellite.
Under the terms of the DISH Agreement, DISH L.L.C. will make certain monthly payments to EchoStar commencing when the Nimiq 5 satellite is placed into service (the “In-Service Date”) and continuing through the service term. Unless earlier terminated under the terms and conditions of the DISH Agreement, the service term will expire ten years following the In-Service Date. Upon expiration of the initial term, DISH L.L.C. has the option to renew the DISH Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite. Upon a launch failure, in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, DISH L.L.C. has certain rights to receive service from EchoStar on a replacement satellite.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Appointment of Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm for 2008. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2007, and the Board has proposed that our shareholders ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Please see Proposal No. 2 below.
The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.
Fees Paid to KPMG LLP for 2007 and 2006
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by KPMG LLP during those periods. However, the following table does not include fees for professional services rendered by KPMG LLP that were charged in respect of EchoStar for 2006 and 2007.

	For the Years Ended
	December 31,
	2007	2006
Audit Fees (1)	$1,802,158	$1,950,724
Audit-Related Fees (2)	16,000	14,500

Total Audit and Audit-Related Fees	1,818,158	1,965,224
Tax Fees (3)	199,727	88,416
All Other Fees	—	—

Total Fees	$2,017,885	$2,053,640

(1)	Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in on our Quarterly Reports on Form 10-Q, fees in connection with the audit of our internal control over financial reporting and fees for other services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees for audit of financial statements of certain employee benefit plans.

(3)	Consists of fees for tax consultation and tax compliance services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Requests are submitted to the Audit Committee in one of the following ways:
•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by members of the Audit Committee acting by written consent.
The request may be made with respect to either specific services or a type of service for predictable or recurring services. 100% of the fees paid by us to KPMG LLP for services rendered in 2007 and 2006 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles. DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of DISH Network, and we may not represent ourselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America. We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that DISH Network’s independent registered public accounting firm is in fact “independent.”
In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2007. We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by Independence Standards Board Standards No. 1, “Independence Discussions with Audit Committees.” Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.
Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2007 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
Respectfully submitted,
The DISH Network Audit Committee
Tom A. Ortolf (Chairman)
Steven R. Goodbarn
Gary S. Howard
The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board has selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.
Charles W. Ergen, our Chairman, President and Chief Executive Officer, possesses approximately 80% of our total voting power. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2. Accordingly, approval of Proposal No. 2 is assured notwithstanding a negative vote by shareholders other than Mr. Ergen.
The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).
PROPOSAL NO. 3 – SHAREHOLDER PROPOSAL TO AMEND DISH NETWORK’S EQUAL OPPORTUNITY POLICY
William C. Thompson, Jr., Comptroller, City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Pension Funds, owners of 533,032 shares of our Class A Shares, intends to submit a proposal at the Annual Meeting as follows:
WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;
Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;
The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;
Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;
The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;
A recent National Gay and Lesbian Taskforce study has found that 16% — 44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;
National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals;

A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:
1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2)	The company’s non-discrimination policy will be distributed to all employees.

3)	There shall be nondiscrimination based on any employee’s actual or perceived health condition, status, or disability.

4)	There shall be nondiscrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and

10)	There shall be no policy barring on corporate charitable contributions to groups and organizations based on sexual orientation.
RESOLVED: The Shareholders require that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.
STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.
Board of Directors’ Statement in Opposition to the Proposal
The Board believes our current policies and practices achieve the objectives of this proposal and that this proposal is unnecessary and undesirable. We believe that our written equal employment opportunity policy should only enumerate the types of discrimination that are prohibited by U.S. law in order to highlight that these particular types of discrimination are illegal under federal law. This does not mean that we do not share the proponents’ interest in preventing discrimination based on sexual orientation. We share their concern and take proactive steps to prevent such discrimination. The Board believes that adding to our written policy additional special categories which are not prohibited by federal law undercuts our objective of highlighting federally prohibited activities.
We have an all-inclusive policy so there can be no doubt that any form of such discrimination is prohibited. Our stated policy is that we do not discriminate on the basis of age, race, sex, color, religion, national origin, disability, or any other status protected by federal, state or local law. If we go beyond legal requirements, it would be impossible to enumerate additional categories that fully express our inclusiveness.
Charles W. Ergen, our Chairman, President and Chief Executive Officer, possesses more than 80% of our total voting power. Mr. Ergen has indicated his intention to vote against Proposal No. 3. Accordingly, rejection of Proposal No. 3 is assured notwithstanding a vote in favor of the proposal by shareholders other than Mr. Ergen.
The Board of Directors unanimously recommends a vote AGAINST the approval of this Proposal.

WHERE TO GET ADDITIONAL INFORMATION
As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The Public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.dishnetwork.com.
COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means. None of our directors, officers or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.
SHAREHOLDER COMMUNICATIONS
General. We provide an informal process for shareholders to send communications to our Board and its members. Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn: Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to our General Counsel and Secretary, Mr. Dodge.
Submission of Shareholder Proposals and Director Nominations for 2009 Annual Meeting. Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2009 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than December 26, 2008. In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2009 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, our General Counsel and Secretary, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2008 Annual Meeting of Shareholders. Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than February 5, 2009 and no later than March 7, 2009. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.
OTHER BUSINESS
Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter in accordance with their best judgment.
By Order of the Board of Directors
R. STANTON DODGE
Executive Vice President, General Counsel and Secretary

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on April 18, 2008, at the Annual Meeting of Shareholders to be held on June 5, 2008, or any adjournment thereof.
1.	ELECTION OF EIGHT DIRECTORS.
☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all the nominees listed below

James DeFranco	Cantey Ergen	Charles W. Ergen	Steven R. Goodbarn

Gary S. Howard	David K. Moskowitz	Tom A. Ortolf	Carl E. Vogel
(INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee’s name above.)

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2008.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	THE SHAREHOLDER PROPOSAL TO AMEND THE CORPORATION’S EQUAL OPPORTUNITY POLICY

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

☐ FOR ☐ AGAINST ☐ ABSTAIN
           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE EIGHT DIRECTORS SET FORTH ABOVE AND (2) THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2008 AND AGAINST THE SHAREHOLDER PROPOSAL TO AMEND THE COMPANY’S EQUAL OPPORTUNITY POLICY. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.
           The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:	,	2008

Signature

Signature if held jointly

Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.
           PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.